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                                              Exhibit 99.2




                                                       CONTACT: Sarah Hofstetter
                                              Net2Phone Corporate Communications
[LOGO]                                         973-438-3838/ sarah@net2phone.com

                                                              Kewhyun Kelly-Yuoh
                                                    Net2Phone Investor Relations
                                                 973-438-3017/ kew@net2phone.com


Net2Phone and ADIR File Lawsuit Against Cisco Systems

Newark, NJ-- March 19, 2002-- Net2Phone, Inc. (Nasdaq: NTOP), the leading provider of Voice over IP (VoIP) services, and ADIR Technologies, Inc., a provider of VoIP enabling software solutions, today announced that they have jointly filed a complaint against Cisco Systems, Inc. (Nasdaq: CSCO).

The complaint, filed in the United States District Court for the District of New Jersey, seeks both compensatory and punitive damages and includes the following claims:
         o Misappropriation of trade secrets
         o Fraud
         o Unfair competition
         o Breach of contract
         o Breach of fiduciary duties

The relationship between Net2Phone/ADIR and Cisco had its inception in mid-2000. According to the complaint, Net2Phone created ADIR and Cisco entered into a strategic alliance agreement with ADIR under which they would jointly develop "a product that would make ADIR's voice-over software compatible with Cisco's hardware products, and ultimately produce a highly marketable system for internet voice-over communication." The complaint further alleges that "Cisco had seriously misrepresented the basis on which the entire Net2Phone-ADIR-Cisco relationship was founded."

Net2Phone and ADIR have retained Skadden, Arps, Slate Meagher & Flom LLP and Bartlit, Beck, Herman, Palenchar and Scott to represent the companies in this action.

"Both Net2Phone and ADIR made extraordinary efforts to maximize our synergies with Cisco, however we were unable to resolve issues in a manner that would be beneficial to us and our shareholders," said Stephen Greenberg, CEO of Net2Phone. "We have been in intense discussions with Cisco to try to come to a resolution, and hope to continue to work towards a solution. We hope to bring this matter to closure as quickly as possible, and will not allow it to be a distraction to our core businesses."

ADIR intends to continue to explore means of further reducing its cash utilization through additional cost cutting measures and will continue to size itself for the opportunities in the marketplace.

About Net2Phone
Founded in 1995, Net2Phone is a leading provider of voice services over IP networks to consumers, businesses and carriers worldwide. With millions of users around the world, Net2Phone enables toll-quality calls between computers, telephones, and broadband devices utilizing IP networks. Recognized as the first company to bridge the Internet with the public switched telephone network, Net2Phone has routed billions of minutes of traffic over its award-winning network. Traded on the Nasdaq under the symbol NTOP, Net2Phone's strategic partners and investors include Liberty Media Corporation, AT&T Corporation, and IDT Corporation. For more information about Net2Phone's products and services, please visit www.net2phone.com.



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About ADIR Technologies
ADIR Technologies, Inc. offers proven, carrier-scale VoIP management software and complete VoIP solutions for telecommunications, Internet, wireless, broadband and next generation service providers and enterprises worldwide. ADIR's technology is based on the proven, industry-leading VoIP network that Net2Phone has been operating since 1995, a network that currently handles millions of VoIP calls per day. In August of 2001, ADIR expanded its set of exceptional VoIP offerings when it acquired NetSpeak Corporation of Boca Raton, Florida. Today, ADIR prides itself on creating a company that offers one-stop shopping to services providers seeking the building blocks to build reliable, scalable, manageable, and always-available VoIP networks. More information about ADIR can be found at www.ADIRtech.com

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward- looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company's results include, but are not limited to, the Company's ability to expand its customer base, the Company's ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company's products and meet or renew their financial commitments, the Company's ability to address international markets, the effectiveness of the Company's sales and marketing activities, the acceptance of the Company's products in the marketplace, the timing and scope of deployments of the Company's products by customers, fluctuations in customer sales cycles, customers' ability to obtain additional funding, technical difficulties with respect to the Company's products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company's ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company's ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this Report and in the Company's other filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.